UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

April 15, 2008

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Briar Hollow Lane, Suite 500W Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Reference is made to the Legal Proceedings Section of the Company’s Form 10-Q Report for the fiscal period ended January 27, 2008 for background descriptions of the following matters which are incorporated by reference herein:

Route 66 Casinos

On April 15, 2008, Nevada Gold & Casinos, Inc. (“Nevada Gold”) entered into a Settlement Agreement and Release (“Settlement Agreement”) with American Heritage, Inc. (“AHI”) and Frederick C. Gillmann (“Gillmann”). AHI and Gillmann are referred to collectively as the “AHI Parties”. The Settlement Agreement constitutes a full and final settlement of the Route 66 Casinos litigation subject to the performance of the AHI Parties.

Pursuant to the terms of the Settlement Agreement:

1.	The AHI Parties shall pay $1,000,000 (one million dollars) to Nevada Gold no later than May 1, 2008.
2.	The AHI Parties shall pay $1,300,000 (one million three hundred thousand dollars) to Nevada Gold no later than May 31, 2008.
3.	The AHI Parties shall pay $2,300,000 (two million three hundred thousand dollars) to Nevada Gold no later than April 15, 2010.

Contemporaneously with the execution of the Settlement Agreement, the AHI Parties assigned certain collateral as security for the payment obligations described above.

Also, contemporaneously with the execution of the Settlement Agreement, the AHI Parties executed an agreed final and non-appealable judgment in favor of Nevada Gold and against AHI and Gillmann, jointly and severally in the amount of $9,425,602 (nine million four hundred and twenty five thousand six hundred and two dollars) (the “Agreed Judgment”). Nevada Gold will not seek to enforce the Agreed Judgment unless and until the AHI Parties fail to perform any of their obligations under the Settlement Agreement.

Rinaldo Corporation

The Rinaldo Corporation claims against the Company had been previously dismissed by the trial court in Bakersfield, California. On February 15, 2008 the California Court of Appeals sustained the trial courts judgment dismissing Rinaldo’s case. Rinaldo has failed to submit a timely petition appealing the decision of the Court to Appeals to the California Supreme Court. As a result, the case in now permanently dismissed.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished as part of this current report on Form 8-K;

10.1 Settlement Agreement and Release

99.1 Press Release dated April 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: April 15, 2008	By:	/s/ Ernest E. East
Ernest E. East
Senior Vice President

INDEX TO EXHIBITS

Item	Exhibit
10.1	Settlement Agreement and Release
99.1	Press Release dated April 16, 2008